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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-A
                          ___________________________

               For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or (g) of the
                        Securities Exchange Act of 1934

                                Radio One, Inc.
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            (Exact name of registrant as specified in its charter)

                Delaware                                    52-1166660
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(State of incorporation or organization)                 (I.R.S. Employer
                                                        Identification No.)

          5900 Princess Garden Parkway, 8th Floor, Lanham, MD   20706
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               (Address of principal executive offices)       (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.   [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.   [ ]

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.   [X]

Securities Act registration statement file number to which this Form relates:

  n/a  (if applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                Name of each exchange on which
        to be so registered                each class is to be registered
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              n/a                                        n/a

Securities to be registered pursuant to Section 12(g) of the Act:


                Class D Common Stock, par value $.001 per share
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                               (Title of Class)
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Item 1. Description of Registrant's Securities to be Registered:
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The class of securities to be registered hereby is the Class D Common Stock, par value $.001 per share ("Class D Non-Voting Common Stock"), of Radio One, Inc., a corporation established under the laws of the State of Delaware (the "Company"). The Class D Non-Voting Common Stock was authorized by the stockholders of the Company for various general corporate purposes, including, without limitation, stock splits and stock dividends, raising capital in order to finance, among other possible uses, certain pending acquisitions, providing equity incentives to employees, directors or consultants, conducting equity financings, and expanding the Company's business by using its capital stock as currency to acquire other businesses or the assets of other businesses, if appropriate opportunities arise.

The Board of Directors of the Company has declared a dividend ("Dividend") of two (2) shares of Class D Non-Voting Common Stock with respect to each share of every other class of Common Stock of the Company, including the Company's Class A Common Stock, par value $.001 per share, which is currently traded on the Nasdaq Stock Market's National Market. The record date of the Dividend has been set as May 30, 2000.

The Class D Non-Voting Common Stock is non-voting and is not convertible into shares of any other class of the Company's securities and thus will not dilute the voting power of any other class of stock. Except for the absence of voting and conversion rights, the holders of Class D Non-Voting Common Stock will be entitled to the same rights, privileges, benefits and notices as the holders of all other classes of Common Stock.

Item 2.   Exhibits
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3.1       Amended and Restated Certificate of Incorporation of Radio One, Inc.
          (dated as of May 4, 2000), as filed with the State of Delaware on May 9, 2000 (incorporated by reference to Radio One Inc.'s Quarterly Report on Form 10-Q for the period ended March 31, 2000 (File No. 000-25969; Film No. 631638)).

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                                 SIGNATURE
                                 ---------

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    RADIO ONE, INC.



                                    By:   /s/ Scott R. Royster
                                        --------------------------------------
                                        Scott R. Royster
                                        Executive Vice President and Chief
                                         Financial Officer



Date:  May 17, 2000

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                                 EXHIBIT INDEX


Exhibit No.                       Description
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   3.1        Amended and Restated Certificate of Incorporation of Radio One,
              Inc. (dated as of May 4, 2000), as filed with the State of Delaware on May 9, 2000 (incorporated by reference to Radio One Inc.'s Quarterly Report on Form 10-Q for the period ended
              March 31, 2000 ((File No. 000-25969; Film No. 631638)).


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